--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               _________________


                                   FORM 8-K
                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  October 4, 2001



                               _________________


                            MindArrow Systems, Inc.
                        (formerly eCommercial.com, Inc.)
             (Exact name of registrant as specified in its charter)


            Delaware                     0-28403                 77-0511097
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
         incorporation)                                      Identification No.)

       101 Enterprise, Suite 340, Aliso Viejo, California          92656
            (Address of principal executive offices)             (Zip Code)


                             ____________________
      Registrant's telephone number, including area code: (949) 916-8705


                                      N/A
         (Former name or former address, if changed since last report)
                               _________________

Item 5.  OTHER EVENTS

     MindArrow Systems Inc. issued a press release today announcing that it has received approximately $3.6 million in cash from the Asset Forfeiture Division of the U.S. Attorney's Office. These funds represent cash seized from individuals who obtained and sold the company's stock certificates illegally in 1999 and early 2000. As previously announced, authorities seized cash and property from the perpetrators, who have pled guilty to the theft of MindArrow shares and agreed to pay restitution as part of their plea arrangement. The assets were distributed pursuant to civil forfeiture proceedings.

     As a result of the recovery of the $3.6 million in cash, the company will issue an aggregate of 764,222 shares of common stock back to two company shareholders who in February 2001 surrendered approximately 1.1 million shares of common stock for cancellation to offset the fraudulently issued shares. In February 2001, as previously announced, the company agreed to return shares to the two shareholders at the rate of one share for each $4.50 in property or cash recovered by the company up to the 1.1 million shares previously surrendered and cancelled.

     Due to the uncertainty over the timing of the release of the funds and the amount that would be returned, the company successfully secured $2.05 million in bridge financing during September. Of that amount, $1.5 million will be immediately repaid, and the remaining $550,000 will be paid March 31, 2002 unless, at the election of the note holders, earlier payment is demanded or the notes are converted into common stock. The conversion rate is one share of common stock for every $1.00 in principal converted. In addition, as part of the bridge financing, the company issued warrants to purchase an aggregate of 950,000 shares of common stock at an exercise price of $.50 per share as well as approximately 90,000 shares of common stock.

Exhibit No.   Description
-----------   -----------

   99.1       Text of press release of MindArrow Systems, Inc. issued October 5,
              2001.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MINDARROW SYSTEMS, INC.



                                   By:  /s/ Robert I. Webber
                                        ---------------------------
                                        Robert I. Webber
Date: October 5, 2001                   President and Chief Executive Officer

                                 EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

   99.1       Text of press release of MindArrow Systems, Inc. issued October 5,
              2001.